UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      April 11, 2006

NaviSite, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27597	52-2137343
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

400 Minuteman Road
Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

(978) 682-8300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
The Credit Facility
     On April 11, 2006 (the “Closing Date”), NaviSite, Inc. (the “Company”) entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Silver Point Finance, LLC (“Silver Point”) and certain affiliated entities (collectively, with Silver Point, the “Lenders”), whereby the Lenders provided to the Company a $70 million senior secured term loan facility (the “Term Loan”) and a $3 million senior secured revolving credit facility (the “Revolving Facility,” and collectively with the Term Loan, the “Credit Facility”). Avasta, Inc., ClearBlue Technologies Management, Inc., Clearblue Technologies/Chicago-Wells, Inc., Clearblue Technologies/Las Vegas, Inc., Clearblue Technologies/Los Angeles, Inc., Clearblue Technologies/Milwaukee, Inc., Clearblue Technologies/Oak Brook, Inc., Clearblue Technologies/Vienna, Inc., Clearblue Technologies/Dallas, Inc., Clearblue Technologies/New York, Inc., Clearblue Technologies/San Francisco, Inc., Clearblue Technologies/Santa Clara, Inc., Conxion Corporation, Intrepid Acquisition Corp., Lexington Acquisition Corp., ManagedOps.com, Inc., Surebridge Acquisition Corp., Surebridge Services, Inc., SiteROCK Corporation, NaviSite Acquisition Subsidiary, Inc., and ClickHear, Inc. (each a direct or indirect subsidiary of the Company) are also parties to the Credit Agreement, as guarantors of the Company’s obligations thereunder (each, a “Guarantor,” and collectively, the “Guarantors”).
     a.      The Term Loan
     The Term Loan was funded in full on the Closing Date. During the first twelve (12) months of the loan, the Company is required to make quarterly interest-only payments to the Lenders. The Company is scheduled to make quarterly repayments of principal commencing approximately one year after the first anniversary of the Closing Date. The maturity date of the Term Loan is April 11, 2011 (the “Term Loan Maturity Date”).
     Outstanding amounts will bear interest at either: (a) 7% per annum plus, the greater of (i) Prime Rate, and (ii) the Federal Funds Effective Rate plus 3% (the “Base Rate”), or (b) 8% plus the floating rate of LIBOR (the “LIBOR Rate”). To the extent interest payable on the Term Loan (a) exceeds the LIBOR Rate plus 5% in year one or (b) exceeds the LIBOR Rate plus 7% for the years thereafter, such amounts will be capitalized and added to the outstanding principal amount of the Term Loan and shall therefore bear interest. Interest is payable in arrears on the last day of the month for Base Rate loans, and the last day of the chosen interest period (one, two or three months) for LIBOR Rate loans.
     Principal under the Term Loan that is repaid by the Company may not be re-borrowed. In addition, the Credit Agreement requires the Company to prepay principal prior to its scheduled payment date in certain circumstances, including if the Company sells assets, has excess cash or closes an equity financing transaction; provided that, in connection with an equity financing, the first $10,000,000 of net proceeds and 50% of all amounts raised thereafter shall not be subject to the mandatory prepayment requirement and may be kept by the Company. Generally, prepayments shall be subject to a prepayment premium as set forth in the table below; provided however, (a) the prepayment premium percentage shall be reduced by half for the first $5,000,000 required to be prepaid from equity issuances, and (b) no prepayment premium shall apply in certain circumstances including prepayments made from insurance/condemnation proceeds.

Prepayment Premium as a
Percentage of the Amount
Date of Prepayment	Prepaid

On or prior to April 11, 2007	8%
After April 11, 2007 but on or prior to April 11, 2008	4%
After April 11, 2008 but on or prior to April 11, 2009	3%
After April 11, 2009 but on or prior to April 11, 2010	2%
After April 11, 2010	1%

     The Company used amounts borrowed under the Credit Facility: (a) to repay approximately $41,000,000 to Waythere, Inc. (f/k/a Surebridge, Inc.), which included all outstanding principal and accrued but unpaid interest under two promissory notes, dated as of June 10, 2004 (the “Surebridge Notes”); (b) to repay approximately $21,000,000 to Silicon Valley Bank, which included all outstanding principal and accrued but unpaid interest under the Accounts Receivable Financing Agreement dated as of May 27, 2003, as amended, by and between Silicon Valley Bank, the Company and certain of the Company’s subsidiaries (the “SVB Agreement”); and (c) to pay transaction fees and expenses including facilities fees, placement agent fees and legal and due diligence fees and expenses totalling approximately $4,655,500.
     b.      The Revolving Facility
     The Revolving Facility provides the Company the right to borrow up to $3,000,000. The amounts borrowed and repaid under the Revolving Facility generally may be re-borrowed by the Company. The Revolving Facility terminates on April 11, 2011. Outstanding amounts will bear interest at either: (a) 7% per annum plus, the greater of (i) Prime Rate, and (ii) the Federal Funds Effective Rate plus 3% (the “Base Rate”), or (b) 8% plus the floating rate of LIBOR (the “LIBOR Rate”). Interest is payable in arrears on the last day of the month for Base Rate loans, and the last day of the chosen interest period (one, two or three months) for LIBOR Rate loans. The Company expects to use amounts borrowed under the Revolving Facility for general corporate and working capital purposes of the Company and its subsidiaries.
     c.      Other Terms and Conditions of the Credit Facility
     The Credit Facility is secured by a security interest in substantially all of the Company’s and each Guarantor’s assets. In connection with the grant of such security interest, the parties entered into a Pledge and Security Agreement.
     In addition, the Credit Agreement contains customary financial and operating covenants which will affect, and in many respects significantly limit or prohibit, among other things, the Company’s and the Guarantors’ ability to incur indebtedness, and the Company’s ability to make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. The Company’s or Guarantors’ failure to comply with such covenants could result in an event of default, which could permit acceleration of the debt under the Credit Facility and a default interest rate of 2% above the interest rate which would otherwise be applicable.

Warrant to Purchase Company Stock
     On the Closing Date, and in connection with the Credit Facility, the Company issued two warrants to purchase an aggregate of 3,514,933 (subject to adjustment) shares of common stock of the Company pursuant to a Warrant Purchase Agreement by and between the Company, SPCP Group, L.L.C. and SPCP Group III LLC, each a Delaware limited liability company and affiliated entity of Silver Point. SPCP Group, L.L.C. was issued a warrant to purchase 2,636,200 shares of common stock of the Company at an exercise price of $.01 per share, and SPCP Group III LLC was issued a warrant to purchase 878,733 shares of common stock of the Company at an exercise price of $.01 per share. The warrants are subject to potential weighted-average anti-dilution adjustments that could result in additional shares being issuable upon exercise of the warrants. The Company agreed to use its best efforts to obtain stockholder approval of the potential issuance of shares of common stock upon the exercise of the warrants in excess of 19.999% of the Company’s outstanding common stock on the date they were issued in the event anti-dilution adjustments occur, as is required by applicable rules of the NASD. The warrants expire on April 11, 2016.
     At any time and from time to time until April 11, 2016, the warrantholders are entitled to demand and piggyback registration rights, whereby either warrantholder may request the Company to file, or to include within a registration statement to be filed, with the Securities and Exchange Commission for the warrantholders’ resale of the shares of common stock issuable upon exercise of the warrants. The warrantholders agree that they will not sell or otherwise transfer any shares of common stock they may acquire upon exercise of the warrants until after 90 days after the Closing Date, provided that such restriction applies only to the extent Atlantic Investors, LLC, the Company’s majority stockholder (“Atlantic”), is also restricted from selling its shares in the Company. On April 11, 2006, the Company obtained Atlantic’s written agreement that it would not sell any shares of common stock it owns until after 90 days following the Closing Date.
Atlantic’s Subordinated Loan Facilities and Convertible Option Grant
     a.      Amended and Restated Loan Agreement
     In connection with and as a condition precedent to the Credit Facility, the Company and Atlantic entered into an Amended and Restated Loan Agreement (the “Atlantic Amendment”), which amended and restated the existing Loan Agreement between the parties dated January 29, 2003 (the “2003 Atlantic Agreement,” collectively with the Atlantic Amendment, the “Atlantic Loan #1”)). Under the Atlantic Amendment and related transaction documents, Atlantic agreed that this indebtedness shall be an unsecured obligation of the Company, to subordinate this indebtedness to amounts owed to the Lenders and to extend the maturity date of the loan to the earlier of the date that is 90 days after the earlier of: (a) April 11, 2011, and (b) the date all obligations under the Credit Agreement have been paid in full.
     In the event that the Company’s outstanding repayment obligations under Atlantic Loan #1 are not paid in full on or before the date that is 90 days after the Closing Date, Atlantic shall have the right, but not the obligation, at all times thereafter until Atlantic receives full payment, of converting such outstanding amounts into shares of the Company’s common stock by dividing (i) the dollar value of the outstanding obligation by (ii) $2.81, rounded to the nearest whole share.
     b.      Term Loan Agreement
     Also in connection with and as a condition precedent to the Credit Facility, the Company and Atlantic entered into a Term Loan Agreement, whereby the Company established a subordinated term loan facility with Atlantic (the “Atlantic Term Loan”) in the amount not to exceed $5,000,000. Unicorn Worldwide Holdings Limited (a British Virgin Islands corporation and an affiliate of Atlantic) has guaranteed Atlantic’s performance obligations under the Atlantic Term Loan, pursuant to that certain Atlantic Fund Guaranty made and executed by Unicorn in favor of the Company.
     Credit advances under the Atlantic Term Loan shall bear interest at either: (a) 7% per annum plus, the greater of (i) Prime Rate, and (ii) the Federal Funds Effective Rate plus 3%, or (b) 8% plus the floating rate of LIBOR. Interest may, at the Company’s option, be paid in cash or quarterly by promissory notes executed by the Company on behalf of Atlantic. All outstanding amounts under the Atlantic Term Note shall be paid in full by the Company no later than the date that is 90 days after the earlier of: (a) April 11, 2011, and (b) the date all obligations under the Credit Facility have been paid in full.
     The Company plans to use the proceeds of the Atlantic Term Loan for general corporate and working capital purposes of the Company and its subsidiaries.
     Under the Atlantic Term Loan and related transaction documents, Atlantic agreed to subordinate this indebtedness to amounts owed to Lenders and that such amounts shall be unsecured obligations of the Company.
     c.      Subordination Agreement
     On the Closing Date, the Company, Guarantors, Silver Point, Atlantic, and Unicorn Worldwide Holdings Limited (as a guarantor of Atlantic’s performance obligation) entered into a Subordination Agreement. Pursuant to the terms of the Subordination Agreement, Atlantic’s rights under the 2003 Atlantic Agreement, the Atlantic Amendment and the Atlantic Term Loan are subordinated in right or payment, in liquidation and in all other respects to the prior indefeasible payment in full in cash of the Company’s and each Guarantor’s obligations under the Credit Facility.
Item 1.02      Termination of a Material Definitive Agreement.
     Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference. On the Closing Date, in connection with the repayment to Waythere and Silicon Valley Bank, the Surebridge Notes and the SVB Agreement were paid in full and terminated. There were no early termination penalties associated with paying off either the Surebridge Notes or the SVB Agreement.
Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.
Item 3.02      Unregistered Sales Of Equity Securities.
     Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference. As described in Item 1.01 (subsection Warrant to Purchase Company Stock), in connection with the closing of the Credit Facility, the Company issued warrants for the purchase of 2,636,200 and 878,733 shares of its common stock to SPCP Group, L.L.C. and SPCP Group III LLC, respectively. The warrants and the shares issuable upon exercise of the warrant were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of these warrants or the shares issuable upon the exercise thereof.
Item 8.01      Other Events.
     On April 11, 2006, NaviSite, Inc. issued a press release announcing the closing of the transactions described above. A copy of the press release issued by NaviSite is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.
     (d)      Exhibit 99.1 listed in the Exhibit Index immediately preceding such exhibits is filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NaviSite, Inc.
Date: April 17, 2006	By:	/s/ John J. Gavin, Jr.
John J. Gavin, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of NaviSite, Inc., dated April 11, 2006